Exhibit 99.1
Partnership Contact:
Brian Meilton
(614) 643-0314
ir@OxfordResources.com
Oxford Resource Partners, LP Reports First Quarter 2011 Financial Results
COLUMBUS, Ohio, May 5, 2011 — Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced financial results for the first quarter of 2011. Net loss for the first quarter of 2011 was $1.8 million, or $0.08 per diluted limited partner unit, compared to a net loss for the first quarter of 2010 of $0.3 million, or $0.02 per diluted limited partner unit. Adjusted EBITDA1 was $14.0 million for the first quarter of 2011, up 28.5% from $10.9 million for the first quarter of 2010. Net cash provided by operations was $17.2 million for the first quarter of 2011, up 106.4% from $8.3 million for the first quarter of 2010. Distributable cash flow1 was $5.5 million for the first quarter of 2011, up 5.6% from the fourth quarter of 2010.
President and Chief Executive Officer Charles C. Ungurean commented, “I am pleased with our strong operational execution in the face of challenging circumstances encountered during the first quarter. Severe winter weather and above average rainfall caused sustained flood levels that affected our river transport and mining operations. As a result, we lost 13 loading days during the first quarter at our Ohio River dock as barge operations on the upper Ohio River were severely impacted. We were, however, able to ship all of our non-river sales tons during the quarter. Also, significantly higher diesel fuel prices impacted first quarter results which we expect to be partially or fully compensated for through increased average sales prices in subsequent periods due to fuel adjusters in many of our coal sales contracts. In aggregate, these items negatively impacted our reported net income, adjusted EBITDA and distributable cash flow during the first quarter of 2011 by approximately $4.2 million.”
Ungurean continued, “Despite the adverse circumstances, our adjusted EBITDA was up 29% from the corresponding prior year quarter and we expanded our margins as calculated on an adjusted EBITDA per ton sold basis by 27% over the same period last year. While the second quarter may be impacted by the residual effects of abnormally high rainfall and higher diesel prices, we remain confident in our outlook for the balance of 2011 as coal market dynamics remain favorable and we continue to execute well on our long term strategic plan.”
1.
Definitions of adjusted EBITDA and distributable cash flow, which are non-GAAP financial measures, and reconciliations to comparable GAAP financial measures, are included in the non-GAAP financial measures table presented at the end of this press release. Adjusted EBITDA has been redefined and recalculated with resulting adjustments to the previously-reported amount for the first quarter of 2010, as shown in the non-GAAP financial measures table.

Production and Sales Information Summary
A summary of certain production and sales information providing year-over-year comparisons for the first quarter 2011 and 2010 is presented in the table set forth below.

	Three Months Ended
	March 31,
	2011	2010
	(tons in thousands)

Tons of coal produced (clean)	1,951	1,806
Increase in inventory	29	28
Tons of coal purchased	141	258
Tons of coal sold	2,063	2,036
Tons sold under long-term contracts (1)	92.9%	98.8%

Average sales price per ton	$40.37	$37.71
Cost of purchased coal sales per ton	$36.44	$30.51
Cost of coal sales per ton	$32.57	$31.04

Number of operating days — NAPP operations	70.0	69.5
Number of operating days — ILB operations	70.0	69.5

(1)	Represents the percentage of the tons of coal sold that were delivered under long-term coal sales contracts.
Quarter Ended March 31, 2011 Compared to Quarter Ended March 31, 2010
Coal Production. Tons of coal produced increased 8.1% to 2.0 million tons in the first quarter of 2011 from 1.8 million tons in the first quarter of 2010. This increase was due primarily to a 36.8% increase in production from the Illinois Basin operations partially offset by a 2.7% reduction in production from the Northern Appalachia operations due to adverse mining conditions.
Sales Volume. The Partnership sold 2.1 million tons in the first quarter of 2011, up 1.4% from 2.0 million tons in the first quarter of 2010. The Partnership experienced interruptions in shipments via road and river barge resulting from adverse weather conditions and flooding during the first quarter of 2011 which negatively impacted sales volume by 169,000 tons. Had the Partnership not experienced these interruptions in shipments, its sales volume would have increased by 9.7% in the first quarter of 2011 as compared to the first quarter of 2010.
Average Sales Price. The Partnership’s average sales price per ton increased 7.1% to $40.37 in the first quarter of 2011 from $37.71 in the first quarter of 2010. This $2.66 per ton increase was primarily the result of higher contracted sales prices realized from the Northern Appalachia contract portfolio in effect for the first quarter of 2011 compared to the first quarter of 2010.
Coal Sales Revenue. For the first quarter of 2011, coal sales revenue increased by $6.5 million, or 8.5%, compared to the first quarter of 2010. This increase was primarily attributable to the increase of $2.66 per ton in the Partnership’s average sales price. Had the Partnership not experienced interruptions in shipments in the first quarter of 2011, coal sales revenue would have increased 17.4% compared to the first quarter of 2010.

Royalty and Non-Coal Revenue. The Partnership’s royalty and non-coal revenue increased to $2.3 million in the first quarter of 2011 from $1.8 million in the first quarter of 2010. This increase primarily resulted from an increase of $0.4 million in revenue from the sale of limestone in the first quarter of 2011 compared to the first quarter of 2010.
Cost of Coal Sales (Excluding DD&A). Cost of coal sales (excluding DD&A as defined below) increased 13.5% to $62.6 million in the first quarter of 2011 from $55.2 million in the first quarter of 2010. Cost of coal sales per ton increased by 4.9% to $32.57 per ton in the first quarter of 2011 compared to $31.04 per ton in the first quarter of 2010. This $1.53 per ton increase resulted from the impact of higher diesel fuel prices which increased operating costs by approximately $2.7 million, or $1.42 per ton.
Cost of Purchased Coal. The Partnership’s cost of purchased coal decreased to $5.1 million in the first quarter of 2011 from $7.9 million in the first quarter of 2010. This decrease was attributable to a reduction in the volume of coal purchased by the Illinois Basin operations.
Depreciation, Depletion and Amortization (DD&A). DD&A expense in the first quarter of 2011 was $12.1 million compared to $8.8 million in the first quarter of 2010, an increase of $3.3 million. This increase was primarily attributable to increased DD&A resulting from the purchase of previously leased and additional major mining equipment using proceeds from the initial public offering and borrowings under the $175 million credit facility.
Selling, General and Administrative Expenses (SG&A). SG&A expenses for the first quarter of 2011 were $4.0 million compared to $3.5 million for the first quarter of 2010, an increase of $0.5 million. This increase was primarily attributable to on-going public company expenses.
Subsequent Event
On April 21, 2011, the Partnership declared a cash distribution of $0.4375 per unit for the quarter ended March 31, 2011. The distribution will be paid on May 13, 2011 to all unitholders of record as of the close of business on May 2, 2011.
2011 Outlook
Ungurean commented, “Global coal market supply continues to tighten. Both domestic and international production remains challenged. We believe these dynamics will continue to support a strong domestic steam coal market, with our production regions — Northern Appalachia and the Illinois Basin — continuing to benefit. With a fully contracted 2011 sales position, we have good visibility on our 2011 revenue growth outlook which will be driven by a higher year-over-year average sales price. While abnormal rainfall has continued to impact the first part of the second quarter, we remain extremely focused and expect to deliver annual results within our previously provided range which is repeated below.”

	Full Year 2011
	(Range)
	(in thousands, except per ton amounts)

Tons of coal produced (clean)	8,200	—	8,700
Tons of coal sold	8,800	—	9,300

Average sales price per ton	$40.00	—	$41.00

DD&A	$44,000	—	$47,000
Maintenance capital expenditures (including reserve replacement)	$37,000	—	$40,000
Conference Call
Oxford will host a conference call at 10:00 a.m. Eastern Time today to review its financial results for the first quarter of 2011. To participate in the call, dial (866) 383-8003 or (617) 597-5330 for international callers and provide the passcode 18630459. The call will also be webcast live on the Internet in the Investor Relations section of Oxford’s website at www.OxfordResources.com.
An audio replay of the conference call will be available for seven days beginning at 1:00 p.m. Eastern Time on May 5, 2011 and can be accessed at (888) 286-8010 or (617) 801-6888 for international callers. The replay passcode is 64535670. The webcast will also be archived on the Partnership’s website at www.OxfordResources.com for 30 days following the call.
About Oxford Resource Partners, LP
Oxford Resource Partners, LP is a low cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. The Partnership markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. As of December 31, 2010, the Partnership controlled 93.5 million tons of proven and probable coal reserves, and it currently operates 21 active surface mines that are managed as eight mining complexes. The Partnership is headquartered in Columbus, Ohio.
For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about us is routinely posted on and accessible at www.OxfordResources.com.
This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of Oxford’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, Oxford’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

FORWARD-LOOKING STATEMENTS: Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “2011 Outlook.” These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability or governmental regulations; significant costs imposed on the Partnership’s mining operations by extensive environmental laws and regulations, and greater than expected environmental regulation, costs and liabilities; legislation and regulatory and related court decisions and interpretations including issues related to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors; limitations in the cash distributions the Partnership receives from Harrison Resources, LLC, and the ability of Harrison Resources, LLC to acquire additional reserves on economical terms from Consolidation Coal Company in the future; the potential for inaccuracies in estimates of the Partnership’s coal reserves; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints; risks associated with major mine-related accidents; results of litigation; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Partnership’s filings with the U.S. Securities and Exchange Commission, which are incorporated by reference.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except for unit data)

	March 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$3,740	$889
Trade accounts receivable	30,330	28,108
Inventory	15,432	12,640
Advance royalties	939	924
Prepaid expenses and other current assets	931	1,023

Total current assets	51,372	43,584

Property, plant and equipment, net	200,012	198,694
Advance royalties	7,503	7,693
Other long-term assets	11,333	11,100

Total assets	$270,220	$261,071

LIABILITIES
Current maturities of long-term debt	$11,355	$7,249
Accounts payable	34,001	26,074
Asset retirement obligations — current portion	8,476	6,450
Deferred revenue — current portion	780	780
Accrued taxes other than income taxes	1,744	1,643
Accrued payroll and related expenses	2,057	2,625
Other current liabilities	3,134	2,952

Total current liabilities	61,547	47,773
Long-term debt	101,025	95,737
Asset retirement obligations	7,691	6,537
Other long-term liabilities	2,083	2,261

Total liabilities	172,346	152,308

Commitments and Contingencies

PARTNERS’ CAPITAL
Limited Partner unitholders (20,632,899 and 20,610,983 units outstanding as of March 31, 2011 and December 31, 2010, respectively)	94,908	105,684
General Partner unitholder (420,853 and 420,633 units outstanding as of March 31, 2011 and December 31, 2010, respectively)	(277)	(63)

Total Oxford Resource Partners, LP Capital	94,631	105,621
Noncontrolling interest	3,243	3,142

Total partners’ capital	97,874	108,763

Total liabilities and partners’ capital	$270,220	$261,071

See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except for unit data)

	Three Months Ended
	March 31,
	2011	2010
Revenue
Coal sales	$83,304	$76,756
Transportation revenue	10,442	9,530
Royalty and non-coal revenue	2,320	1,774

Total revenue	96,066	88,060

Costs and expenses
Cost of coal sales (excluding depreciation, depletion and amortization, shown separately)	62,617	55,186
Cost of purchased coal	5,127	7,859
Cost of transportation	10,442	9,530
Depreciation, depletion and amortization	12,111	8,777
Selling, general and administrative expenses	3,966	3,535

Total costs and expenses	94,263	84,887

Income from operations	1,803	3,173
Interest income	1	1
Interest expense	(2,003)	(1,833)

Net income (loss)	(199)	1,341

Less: net income attributable to noncontrolling interest	(1,571)	(1,628)

Net loss attributable to Oxford Resource Partners, LP unitholders	$(1,770)	$(287)

Net loss allocated to general partner	$(35)	$(6)

Net loss allocated to limited partners	$(1,735)	$(281)

Net loss per limited partner unit:
Basic	$(0.08)	$(0.02)

Dilutive	$(0.08)	$(0.02)

Weighted average number of limited partner units outstanding:
Basic	20,621,793	11,973,402

Dilutive	20,621,793	11,973,402

Distributions paid per limited partner unit	$0.4375	$0.2300

See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to Oxford Resource Partners, LP unitholders	$(1,770)	$(287)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	12,111	8,777
Interest rate swap or rate cap adjustment to market	(1)	33
Loan fee amortization	319	168
Non-cash equity compensation expense	364	304
Advanced royalty recoupment	309	600
Loss on disposal of property and equipment	166	175
Noncontrolling interest in subsidiary earnings	1,571	1,628
(Increase) decrease in assets:
Accounts receivable	(2,222)	(5,435)
Inventory	(2,146)	(1,589)
Other assets	(189)	(3,068)
Increase (decrease) in liabilities:
Accounts payable and other liabilities	7,906	9,457
Asset retirement obligations	1,045	293
Provision for below-market contracts and deferred revenue	(244)	(2,715)

Net cash provided by operating activities	17,219	8,341

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,387)	(4,995)
Purchase of mineral rights and land	(1,035)	(2,116)
Mine development costs	(1,196)	(775)
Royalty advances	(134)	(144)
Insurance proceeds	—	1,223
Proceeds from sale of property and equipment	—	25
Change in restricted cash	(339)	(3,498)

Net cash used in investing activities	(13,091)	(10,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	(1,606)	(344)
Advances on line of credit	11,000	3,000
Capital contributions from partners	5	25
Distributions to noncontrolling interest	(1,470)	—
Distributions to partners	(9,206)	(2,818)

Net cash used in financing activities	(1,277)	(137)

Net increase (decrease) in cash	2,851	(2,076)

CASH AND CASH EQUIVALENTS, beginning of period	889	3,366

CASH AND CASH EQUIVALENTS, end of period	$3,740	$1,290

See accompanying notes to condensed consolidated financial statements.

NON-GAAP FINANCIAL MEASURES TABLE
Reconciliation of net loss attributable to Oxford Resource Partners, LP unitholders to adjusted EBITDA and distributable cash flow:

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010
	(in thousands, unaudited)
Net loss attributable to Oxford Resource Partners, LP unitholders	$(1,770)	$(287)	$(1,557)

PLUS:
Interest expense, net of interest income	2,002	1,832	1,975
Depreciation, depletion and amortization	12,111	8,777	11,742
Non-cash equity-based compensation expense	364	304	256
Non-cash loss on asset disposals	166	175	462
Change in fair value of future asset retirement obligations	1,358	712	1,677

LESS:
Amortization of below-market coal sales contracts	244	625	141

Adjusted EBITDA	$13,987	$10,888	$14,414

LESS:
Cash interest expense, net of interest income	1,539		1,668
Estimated reserve replacement expenditures	1,331		1,313
Other maintenance capital expenditures	5,638		6,246

Distributable cash flow(1)	$5,479		$5,187

(1)	The Partnership does not calculate distributable cash flow with respect to periods prior to becoming a publicly traded limited partnership in and for the second half of 2010.
Adjusted EBITDA
Adjusted EBITDA for a period represents net income (loss) attributable to our unitholders for that period before interest, taxes, DD&A, gain on purchase of business, contract termination and amendment expenses, net, amortization of below-market coal sales contracts, non-cash equity-based compensation expense, non-cash gain or loss on asset disposals and the non-cash change in future asset retirement obligations (“ARO”). The non-cash change in future ARO is the portion of our non-cash change in our future ARO that is included in reclamation expense in our financial statements, and that portion represents the change over the applicable period in the value of our ARO. Although adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, our management believes that it is useful in evaluating our financial performance and our compliance with certain credit facility financial covenants. Because not all companies calculate adjusted EBITDA identically, our calculation may not be comparable to the similarly titled measure of other companies.
Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:
•	our financial performance without regard to financing methods, capital structure or income taxes;

•	our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our unitholders and our general partner;

•	our compliance with certain credit facility financial covenants; and

•	our ability to fund capital expenditure projects from operating cash flow.

Distributable Cash Flow
Distributable cash flow for a period represents adjusted EBITDA for that period, less cash interest expense (net of interest income), estimated reserve replacement expenditures and other maintenance capital expenditures. Cash interest expense represents the portion of our interest expense accrued for the period that was paid in cash during the period or that we will pay in cash in future periods. Estimated reserve replacement expenditures represent an estimate of the average periodic (quarterly or annual, as applicable) reserve replacement expenditures that we will incur over the long term as applied to the applicable period. We use estimated reserve replacement expenditures to calculate distributable cash flow instead of actual reserve replacement expenditures, consistent with our partnership agreement which requires that we deduct estimated reserve replacement expenditures when calculating operating surplus. Other maintenance capital expenditures include, among other things, actual expenditures for plant, equipment and mine development and our estimate of the periodic expenditures that we will incur over the long term relating to our ARO. Distributable cash flow should not be considered as an alternative to net income (loss) attributable to our unitholders, income from operations, cash flows from operating activities or any other measure of performance presented in accordance with GAAP. Although distributable cash flow is not a measure of performance calculated in accordance with GAAP, our management believes distributable cash flow is a useful measure to investors because this measurement is used by many analysts and others in the industry as a performance measurement tool to evaluate our operating and financial performance and to compare it with the performance of other publicly traded limited partnerships. We also compare distributable cash flow to the cash distributions we expect to pay our unitholders. Using this measure, management can quickly compute the coverage ratio of distributable cash flow to planned cash distributions.